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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
THOMAS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT DATED OCTOBER 17, 2002
TO PROXY STATEMENT DATED OCTOBER 3, 2002

        This supplement contains information that supplements the information we provided in our October 3, 2002 proxy statement related to the solicitation of proxies for use at our 2002 Annual Meeting of Stockholders. The information contained in this supplement relates to the prior proposal to approve the conversion of a $1.0 million promissory note issued to General John T. Chain, Jr. and a $1.0 million note proposed to be issued to General Chain on or before October 31, 2002. We are supplementing certain information with respect to that proposal as a result of an agreement reached among the Company, General Chain and Mr. Edward P. Evans, a stockholder of the Company. The revised proposal is described in this supplement. The total investment in the Company, the total number of shares issuable pursuant to the Notes and the Warrant, and the general effect on the capitalization of the Company remain unchanged from the original transaction.

        The discussion in this supplement supersedes the discussion contained in the proxy statement relating to the transactions with General Chain. This supplement and the enclosed blue proxy card have been sent to you by order of the Board of Directors of the Company. You should read this supplement in conjunction with the proxy statement. Terms not otherwise defined in this supplement shall have the meanings given them in the proxy statement.

        The date for the Annual Meeting has been changed to November 11, 2002 at 3:00 p.m. at the offices of the Company, 5221 North O'Connor Boulevard, Suite 500, Irving, Texas 75039.

        Please note that the proxy accompanied by the proxy statement dated October 3, 2002 remains valid, even though Proposal No. 4 on that proxy card referred only to General Chain's Notes. Your vote with respect to Proposal No. 4 described in the proxy statement will be deemed to be your vote with respect to the revised Proposal No. 4 described in this proxy statement supplement, unless you decide to change your vote. Therefore, if you have already returned your proxy card, that proxy card remains valid and it is not necessary for you to return the enclosed proxy card. It is only necessary to return the enclosed proxy card if, in light of this supplement to the proxy statement or for any other reason, you wish to change your vote. You may change your vote by returning the enclosed proxy card, and the proxy card you previously returned will automatically be withdrawn and the enclosed proxy card will be viewed by the Company as your vote. The execution of your proxy card will not affect your right to vote in person if you are present at the Annual Meeting.

        This supplement and the enclosed proxy card are being mailed to stockholders on or about October 21, 2002.

PROPOSAL NUMBER 4
PROPOSAL TO APPROVE THE CONVERSION

        1.    The section titled "Summary of the Transactions with General John T. Chain" on pages 9 and 10 of the proxy statement is supplemented with the following:

        On October 17, 2002, the Company, General Chain and Mr. Edward P. Evans entered into an agreement pursuant to which Mr. Evans will loan the second $1.0 million to the Company. General Chain no longer is obligated to loan an additional $1.0 million to the Company.

        Pursuant to the agreement with the Company, Mr. Evans will receive a warrant for 434,899 shares of common stock, which is one half the number of shares of common stock issuable under the original warrant issued to General Chain, and General Chain's original warrant will be amended and restated to be exercisable for 434,899 shares of common stock. The term "Warrant," for purposes of this supplement only, will mean the warrant issued to General Chain and the warrant issued to Mr. Evans, or both, as the context requires.

        If the Conversion is approved at the Annual Meeting, the Notes will automatically convert to common stock. General Chain will then hold approximately 29.31% of the Company's outstanding common stock and Mr. Evans will then hold approximately 32.98% of the Company's outstanding common stock. If General Chain and Mr. Evans each exercise their Warrant, they could each own an additional 7.5% of the common stock (based on the fully-diluted ownership of the Company as of September 20, 2002), or a total of approximately 31% and 34%, respectively, of the Company's outstanding common stock. In addition, for so long as General Chain holds at least 15% of the Company's outstanding common stock, he will have the right to designate two members of the Board and for so long as Mr. Evans holds at least 15% of the Company's outstanding common stock, he will have a right to designate one member of the Board. See "Interests of Certain Persons in the Proposal."

        2.    The section of the proxy statement titled "Background of the Transactions" is supplemented by adding the following on page 13 at the end of that section as follows:

        On October 1, 2002, Mr. Edward P. Evans, a stockholder of the Company, contacted General Chain to discuss the possibility of an investment in the Company and, upon signing a confidentiality agreement, was provided with information on the Company to help him evaluate such an investment. On October 9, 2002, a representative of the Company met with Mr. Evans in New York to discuss the Company and its prospects with Mr. Evans. The Company, Mr. Evans and General Chain reached a tentative agreement and requested that their respective legal counsel negotiate and prepare definitive documents. On October 12, 2002, each of the Special Committee and the Board, with General Chain abstaining, unanimously approved the transactions with Mr. Evans. On October 16, the Company, General Chain and Mr. Evans executed final documents. The Company's senior lender also consented to the new transactions with Mr. Evans.

        3.    The section of the proxy statement titled "Opinion of the Financial Advisor to the Special Committee" is supplemented by adding a final paragraph to that section on page 17 as follows:

        Because the agreement between General Chain and Mr. Evans has no effect on the total investment in the Company, the number of shares issuable upon conversion of the Notes and upon exercise of the Warrants and the general capitalization of the Company, and because the conversion price of the Notes and the exercise price of the Warrant remain unchanged, the Special Committee and the Board determined that it was not necessary to request an update of the fairness opinion given by BVS with respect to the revised transactions.

        4.    The section titled "Description of the Transaction Documents" is supplemented as follows:

        The form of Note and Warrant to be issued to Mr. Evans, the Amended and Restated Note and Warrant Purchase Agreement (the "Amended Agreement"), the form of Registration Rights Agreement between the Company and Mr. Evans and the form of Amended and Restated Warrant issued to General Chain will be filed as exhibits to an Amendment to Form 8-K, filed by the Company with the Securities and Exchange Commission (the "SEC") on or about October 22, 2002. The original Agreement, the Note and the original Warrant issued to General Chain and the Registration Rights Agreement between the Company and General Chain were filed as exhibits to the Company's Form 8-K, filed with the SEC on October 4, 2002.

  The Amended Agreement and the Notes

  General

        Pursuant to the original Agreement, General Chain agreed to provide a total of $2.0 million in loans to the Company in exchange for two Notes, each in an aggregate principal amount of $1.0 million, and 869,798 warrants exercisable for common stock. The initial Note was issued to General Chain on September 20, 2002 and the second Note was to be issued to General Chain on or before October 31, 2002. Pursuant to the terms of the Amended Agreement, Mr. Evans will instead make the second loan in an amount of $1.0 million on or before October 29, 2002, on terms and conditions substantially identical to those of the loan made by General Chain on September 20, 2002, and Mr. Evans will be issued the second Note and a Warrant for 434,899 shares of common stock.

General Chain's Warrant has been amended and restated to be exercisable for 434,899 shares of common stock.

  Conversion

        Mr. Evans has also entered into a subordination agreement with the Company's senior lender. Consequently, if the stockholders do not approve the Conversion, even though the Notes will then be due on December 31, 2002, Mr. Evans's Note is subordinated in right to payment to the Company's indebtedness to the senior lender, and Mr. Evans may not demand or receive any discharge or release of the Company's obligations to him under the Notes.

  Indemnification; Termination; Break-up Fee

        Pursuant to the Amended Agreement, Mr. Evans will receive the same indemnification rights as General Chain, as described on page 18 of the proxy statement in the section titled "Indemnification; Termination; Break-up Fee." If the Board accepts an alternate proposal, the Company has agreed to pay each of General Chain and Mr. Evans a "break-up fee" in the amount of $50,000, and will reimburse General Chain and Mr. Evans for their reasonable expenses incurred in connection with the transactions. General Chain waived his right to a break-up fee with respect to the investment by Mr. Evans.

  The Warrant

        In connection with the issuance of the first Note, the Company agreed to issue to General Chain a Warrant, pursuant to which he could purchase up to 869,798 shares of the Company's common stock, at an exercise price of $0.30 per share. Pursuant to the Amended Agreement, Mr. Evans, upon issuance of the second Note, will receive a Warrant for 434,899 shares, which is one half of the number of shares issuable to General Chain under the original Warrant. General Chain's Warrant was amended and restated to be exercisable for 434,899 shares of common stock. Each Warrant, at the time the Warrant is issued and, assuming full conversion of the Notes, will represent approximately 7.5% of the Company's outstanding common stock and an aggregate of 15% of the outstanding common stock. No other terms or conditions of the Warrant have been changed.

  The Registration Rights Agreement

        The Company has agreed to grant Mr. Evans registration rights upon terms and conditions identical to these granted to General Chain described on page 18 of the proxy statement titled "The Registration Rights Agreement."

Amendment to the Company's Rights Agreement

        The Board has approved a second amendment to the Rights Agreement governing its rights plan to exempt the transactions with respect to Mr. Evans from the rights plan. The amendment to the Rights Agreement was adopted by the Board on October 12, 2002.

Vote Required; Recommendation

        Under Delaware law, the affirmative vote of the holders of a majority of the Company's outstanding common stock is required for approval of the Conversion. Abstentions and broker non-votes will have the same effect as a negative vote on this proposal. Stockholders are not being asked to vote on the Transactions or the transaction with Mr. Evans, only upon the Conversion. If you have already voted and wish to change your vote, please execute and return the enclosed blue proxy card. If you have already voted and do not wish to change your vote, no further action is required on your part.

The Board recommends a vote FOR approval of the Conversion.

        5.    The section of the proxy statement titled "Interests of Certain Persons in the Conversion" on page 10 of the proxy statement is supplemented with the following:

        When considering the recommendation of the Board to vote in favor of the Conversion, stockholders of the Company should be aware that General Chain and Mr. Evans each have interests in the Conversion that are different from the other stockholders of the Company. These interests are described below.

        General Chain is the Chairman of the Board of the Company and owns approximately 3% of the Company's outstanding stock. If he converts his Note and also exercises his Warrant, he would hold approximately 31% of the Company's outstanding common stock, assuming that Mr. Evans' Note is converted and his Warrant is fully exercised. Mr. Evans is currently a stockholder of the Company and, prior to conversion of the Notes and exercise of the Warrants, holds approximately 11.4% of the Company's common stock. If Mr. Evans converts his Note, and exercises his Warrant, he would hold approximately 34% of the Company's common stock, assuming General Chain's Note is converted and his Warrant is fully exercised. In addition, General Chain has the right to designate two members to the Board and Mr. Evans has the right to designate one member of the Board, in each case subject to stockholder approval. Mr. Evans will have Board observation rights until such time as his nominee is elected to the Board by the Company's stockholders.

        Because Delaware law and the Company's charter and bylaws provide that actions by stockholders require the affirmative vote of the holders of a majority of the Company's outstanding common stock, as previously discussed in the proxy statement, had General Chain and the Company completed the Transactions as originally agreed upon, General Chain would have owned between 57% to 61% of the Company's outstanding common stock and would have effectively controlled matters upon which the stockholders of the Company are entitled to vote. However, because of the changes made pursuant to the Amended Agreement, neither General Chain nor Mr. Evans will be able to control the outcome of any stockholder vote.

        In addition, pursuant to the original agreement with General Chain, the Company agreed to reimburse General Chain for his expenses, including legal fees, in connection with the Transactions. These fees and expenses are estimated to be approximately $35,000.

PROXY

THOMAS GROUP, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints John R. Hamann and James T. Taylor, and each of them with full power of substitution, proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Thomas Group, Inc. (the "Company") to be held Monday, November 11, 2002, at the principal executive offices of the Company, located at 5221 N. O'Connor Boulevard, Suite 500, Irving, Texas at 3:00 P.M., Central time, and any and all adjournments or postponements thereof, including (without limiting the generality of the foregoing) to vote and act as follows:

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

            (Change of Address)

            (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

            Please complete, date, sign and mail this Proxy promptly in the enclosed envelope.
            No postage is required for mailing in the United States.

            SEE REVERSE SIDE

        THOMAS GROUP, INC. PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1.	Proposal to elect five Directors; Nominees:	FOR	WITHHELD	WITHHELD FOR
	01 JOHN T. CHAIN, JR., 02 RICHARD A. FREYTAG, 03 JOHN R. HAMANN, 04 JAMES E. DYKES, 05 DAVID B. MATHIS	☐	FOR ALL ☐	ALL EXCEPT ☐
Nominee(s) Exception
2.	Proposal to amend the Company's 1997 Stock Option Plan to (a) permit the grant of options to non-employee directors of the Company pursuant to the 1997 Plan and (b) increase the number of shares authorized for issuance under the 1997 Plan from 750,000 shares to 1,250,000 shares, and (c) make certain other technical amendments.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Proposal to amend the Company's Non-Employee Director Retainer Fee Plan to (a) increase the number of shares available for issuance under the Non-Employee Director Plan, and (b) permit granting of options to non-employee directors under the 1997 Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	Proposal to approve the conversion by each of General Chain and Mr. Edward P. Evans of $1,000,000 of subordinated debt to common stock of the Company.	FOR ☐	AGAINST ☐	ABSTAIN ☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This Proxy will be voted at the Annual Meeting or any adjournment or postponement thereof as specified. If no specifications are made, this Proxy will be voted FOR proposals 1, 2, 3 and 4.
This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.
Change of Address ☐
	SIGNATURE(S)	DATE

	SIGNATURE(S)	DATE

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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SUPPLEMENT DATED OCTOBER 17, 2002 TO PROXY STATEMENT DATED OCTOBER 3, 2002
PROPOSAL NUMBER 4 PROPOSAL TO APPROVE THE CONVERSION
The Board recommends a vote FOR approval of the Conversion.
PROXY CARD